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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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                                                                  EXHIBIT 99.1


                             WEBLINK WIRELESS, INC.

                            MODERATOR: KELLY PRENTISS
                                FEBRUARY 21, 2001
                                   9:00 AM CT



     Operator: Good day, everyone, and welcome to the WebLink Wireless
         Incorporated fourth quarter 2000 Financial Results Conference Call. Today's call is being recorded.

         At this time I would like to turn the call over to the Vice President and Chief Financial Officer, Mr. John Hauge. Please go ahead, sir.

     John Hauge: Good morning to you all. Welcome to the WebLink Wireless
         Conference Call to discuss our fourth quarter 2000 results. My name is John Hauge and I am the Chief Financial Officer of WebLink Wireless. Also on the call today is John Beletic, our Chairman and CEO.

         Before we begin, I would like to call your attention to the cautionary language in our press release relating to forward-looking statements. Please be aware that our discussion today may contain predictions, estimates and other forward-looking statements. Our use of the words estimate, expect, plan, believe and other similar expressions is intended to identify these statements. These statements represent our current judgment on what the future holds. While we believe them to be reasonable, these statements are subject to risks and uncertainties that could cause actual results to differ materially.



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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
                                                                         Page 2



         In addition to the factors that John and I will discuss later, important factors related to our business are described in our Forms 10-K, 10-Q and 8-K. Also, nothing in this conference call is intended to be an offer to sell or solicitation of an offer to buy any securities.

         Let me now turn it over to John for his comments on our fourth quarter.

     John Beletic: Thanks, John. Hello, everyone. Thank you for being part of this call.

         The top line items are, one, very impressive growth in wireless data; two, continued serious decline in Traditional Paging; and three, the need for additional capital this year. Clearly the company's capital needs are most prominent in your mind and have been a concern in the market for several months, especially as the market value of telecom and Internet-oriented companies, particularly those with new capital requirements, have hit the skids.

         We thought our 8.5 million-share shelf registration would be ample to fund our 2001 capital requirements. But by the time it became effective on December 27th, the stock was trading around $2 and the sale of these registered common shares would no longer meet our capital needs. We are now privately marketing a layer of convertible debt that will most likely, in effect, be junior to our bank debt and senior to our high-yield offerings.

         Under our high-yield indentures we can offer up to $70 million of such an issue, an amount that coincides very nicely with our planned capital requirements for '01. With the public equity market largely unavailable to us now and our 15% bonds requiring cash payments of interest, we are operating under a heavy interest load at a time when our exciting wireless data business requires capital and our traditional paging business is in a seriously declining market with rapidly declining cash production.



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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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         We recognize that our capital structure is not optimized for our business and the capital market environment today. But our hope is to sell the layer of debt and then establish enough wireless data value this year to allow us to tap the equity market early next year. Our current model projects our capital needs to free cash flow to be $70 million plus cash interest costs.

         The company is in a cash conservation mode, delaying capital expenditures and reducing expenses. However, there is not a downsizing option that eliminates our capital need and allows us to service our debt, so we must raise capital. Since we need capital in the second quarter and we will likely have a going concern modification in our audit opinion if we don't raise capital, we want to raise this new debt by the time we file our 10-K. We have engaged an investment banking firm as placement agent.

         The good news is that our wireless data business is very exciting and holds immense potential to create significant enterprise value. In the fourth quarter we demonstrated that we are a premiere player in the wireless data arena. In the quarter we added 125,916 net subscribers, which represents a 221% annualized growth rate in wireless data units in service. It was also the fourth quarter in a row of annualized growth rates in wireless data in excess of 200%.

         As of the end of 2000 we had 353,000 wireless data units in service. Average revenue per unit was $12.56, an increase of 52 cents over the prior quarter. Our acquisition cost per gross gain was $70, or about
         5.6 times 4Q '00 monthly ARPU. Students of recurring revenue businesses know these are very good numbers. Wireless Data's churn was 2.2% overall. It varies widely from channel to channel, with some channels at virtually no churn and others with greater than 3% churn. The current churn of 2.2% is probably lower than churn will eventually be because the base is so young.

         Wireless Data's revenues are growing very nicely. Quarterly revenue was 62% above the prior quarter. We are also expecting another big jump in revenue in the first quarter following the big




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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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         fourth quarter net adds, many of which were added in December. We expect first quarter wireless data revenues to be in excess of $15 million. And indeed, January revenues were a solid start to that level. That's recurring revenues. Our current projections are to reach EBITDA breakeven in wireless data in the third quarter at approximately $25 million in quarterly recurring revenue.

         The Traditional Paging Division experienced its largest decline to date both in units and in revenues. The paging market is dissipating very quickly, and as we have said for a long time, not much of our enterprise value resides in Traditional Paging. The decline in this business has accelerated with the introduction of the new, relatively inexpensive two-way devices. Furthermore, the highest ARPU customers, especially nationwide customers, have been the most inclined to migrate to the new two-way services. As a result, our Traditional Paging ARPU declined 8.1%, from $7.94 in the third quarter to $7.30 in the fourth quarter.

         To give you a sense of the rate of decline in nationwide paging, in late September we were transmitting approximately 20,000 nationwide broadcast pages in the busiest hour of the day. In early January this year, that amount was down to approximately 9,000 messages in the busiest hour of the day. The decline in Traditional Paging ARPU, combined with a decrease of 240,772 Traditional Paging customers, in the fourth quarter resulted in a decline of $8.8 million in Traditional Paging recurring revenues and a decline of $6.3 million in EBITDA when compared with the adjusted EBITDA reported for the third quarter.

         After another quarter or two of continued significant declines in Traditional Paging, we expect the volume of declines to moderate for a couple reasons. First, there are a core group of customers, especially low-priced local numeric service customers, who find the value proposition of an alert service with great in-building coverage for less than $7 a month to be very attractive. Second, we do not have a very large Traditional Paging base left, and therefore declines of this magnitude will become very unlikely. But as we have said before, the business model for Traditional Paging just



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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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         does not work anymore, and we cannot find a way to make it attractive as it is in a market in a big decline.

         We are fortunate to have invested heavily in the new Wireless Data business, to have built an outstanding network, to have good distribution, and to have designed a two-way network to broadcast our Traditional Paging business so that as Traditional Paging continues to decline, we will have virtually no stranded assets.

         At this point in time I will turn the call over to John Hauge to discuss balance sheet items, and then we will take questions.

     John Hauge: Thank you, John. Here are the highlights.

         Cash and cash equivalents were $7.1 million. As of February 20, 2001, we had $5.3 million of cash and cash equivalents. Accounts receivable decreased from $35.4 million to $30.5 million, which chiefly reflects improved collections. Inventory levels were down from $14.9 million to $13.8 million due to tighter management, and chiefly represent devices held for shipment, principally the T900 and Odyssey. We continue to bring inventory levels down in 2001.

         Total debt increased by $5.4 million of bank borrowings and $3.6 million use of vendor financing, as well as the accretion on the 11-1/4% senior subordinated notes which are currently non-cash pay. Our liquidity will become problematic if our capital raising is unsuccessful.

         At December 31, of our $100 million credit facility, we had drawn down $53.4 million, which does not include $1.6 million for two letters of credit. We modified this credit facility effective December 28, 2000 to focus covenants more on the wireless data business, which is becoming our primary business. We can now borrow up to a total of $80 million with an additional $20 million, to reach




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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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         $100 million available with the permission of the banks. As of February
         20th we had $2.5 million of the $80 million available to draw.

         In the fourth quarter we drew down $3.6 million of our vendor financing facility. As of February 20th we had increased that amount to $9.1 million, and can borrow a further $490,000 in June when certain hardware is available. No further borrowings can then occur on the facility. We intend to focus our capital raising activities on the private convertible debt security that John spoke about earlier.

         Our capital expenditures have remained restrained. Consolidated capital expenditures were $20.5 million for the fourth quarter, including $8.2 million for network, $8.2 million for IT, and $3.4 million for leased devices.

         That concludes my remarks. We will now take your questions. Would the operator please give the information for logging into the queue?

     Operator: Thank you, gentlemen. Today's question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone telephone. Once again, it's star 1 for questions. We'll pause just a moment to assemble our question roster.

         We'll take our first question from Stanley Goldring with Punk Ziegel.

     Stanley Goldring: Good morning, guys, a couple of questions. In previous calls, or I guess in the last call, you had given guidance on adds in the wireless data business of 600,000 as your goal in 2001. Can you give us some updated comments on whether that remains the company's expectation?



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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
                                                                         Page 7


         And a second question: Could you talk about what new wireless data devices might come available on the market in 2001 from the manufacturers?

     John Beletic: Yes, Stanley. Let me start with the last question and that is that we do expect an exciting device from Glenayre. We do expect an updated version or two of the T900 from Motorola. We actually think the T900 is physically perfect. You wouldn't want the keyboard any smaller. We think its size is just great. And improvements that we see that we could have in that subscriber device would be added features from a software standpoint.

         There are other things that are in development that we're under nondisclosure. But the bottom line is that we see additional devices and we're excited about the devices that are coming.

         Let me answer the question on the units by starting to say the 600,000 is the number that we continue to provide guidance on, as previously indicated. And there are clearly opportunities that the results could be north of that.

         If you want to think specifically - you didn't ask about the first quarter. Let me give some guidance on that as well. And let me go back to the fourth quarter of last year and say that what we find in every year that includes the holiday season of December is that the fourth quarter typically represents the equivalent of a four-month quarter. Therefore, anything greater than 100,000 net adds here in the first quarter will actually represent an increased growth rate from our perspective. And our guidance now is to do 100,000 in the first quarter with the possibility of doing 130,000 if certain new telecom strategic alliances and marketing programs do indeed get launched in March as expected and as planned, and have a good start as expected.

         And so 100,000 to 130,000 are expected in the first quarter and 600,000 are expected for the year.



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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
                                                                         Page 8


     Stanley Goldring: Great, John. And one added question of color on that. Can you give us the breakdown between what the company is adding itself and then what's being added through the various partnering programs you've put in place?

     John Beletic: Well, it varies in a month. There are some months where the company's sales are 60% of the total and there are other months where it's 40%. So it sort of ranges in that range. It's a little hard to distinguish between the two, though, because - in the sense of the proceeds that we receive from a telecom alliance that we have is not all that different than what we will receive for selling on a wholesale basis to one of our strategic alliances. And so they both have the same economic impact if that's where you're going with that.

     Stanley Goldring: Yes, I was. Thanks, John.

     John Beletic: Okay.

     Operator: Once again, star 1 for questions.

         We'll go next to Ajay Kasargod with Morgan Keegan.

     Ajay Kasargod: Good morning, John.

     John Beletic: Good morning.

     Ajay Kasargod: I have a couple of questions. The first one is, what are your thoughts concerning competition in wireless data in light of ((inaudible)) progress with - at RIM and also with the RIM devices, and also new estimates - offerings being offered by the wireless telephony carriers?


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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
                                                                         Page 9


     John Beletic: Yes. One of the items that - when I had written the press release that I had in there was a comparison of our unit production, our acquisition cost per gross gain, compared to all of those competitors. And the lawyers took that out. But what did survive in the press release was a plea, if you will, on my part for all of you to pull out the results of Motient, the results of OmniSky. OmniSky runs on a mobile data network - a cellular network. If you could ever get the results of SkyTel or Cingular Wireless Data, I think we are doing extremely well on a comparative basis.

         I don't think you can find in all history a company that built a network - a wireless network that covers 240 million pops in the United States, probably the largest wireless data (packet) network there is - that in four quarters after having wireless data devices (full two-way devices) sells enough units that represents one-fifth or one-sixth of the number of subscribers required in order to get to EBITDA breakeven. To build a network of this magnitude and to have this kind of sales success, I believe, is unprecedented.

         It doesn't take away from the reality that we need capital and this is not a good market for capital. And clearly the stock has been reflecting that for a while and I'm sure it's going to be punctuated today.

     Ajay Kasargod: Okay. Do you see other wireless offerings affecting your pricing structure at all on your services?

     John Beletic: I think if you go out into year '04, our projections are that wireless data is going to be just huge. In terms of what human beings are going to do - they're going to be sending maybe five or six or seven data messages for every wireless phone call they make. People will just zap messages back and forth. And we are seeing it in our customer base already.

         Looking at different forecasts our belief is that about 110 million people in the United States that have the capability to send and receive wireless data messages. About 70 million will use their



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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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         phones to send messages. So yes, most are going to use their phones.
         But there's going to be another 30 million or so that carry two-way data devices. The phone will typically be very small - will have the standard 10-digit or 12-digit keyboard on it. And devices like ours have this full keyboard.

         So where are cellular networks designed to serve you? When you're traveling from your home to the office or back or you're going from one place to the other. When you're driving your car you're not going to use our device. You use our device when you're sitting in the conference room, when you're in the building. So our networks are built very much for in-building penetration as opposed to those networks which have largely been built to serve you where you are out-of-doors.

         I would remind everybody to look at the prices that have just been paid for frequency in New York. It is the equivalent of $100 per pop. Let's say a broadband carrier does a great job and gets 10% of the population to be on their service, that's $1,000 per customer that they paid for frequency in today's dollars. And then they have to build the networks to put on top of that, etc. Do the math. They cannot live on the ARPUs that we are able to live on. Our collective ARPU is $12. At the retail level it's $14 to $19.

         So the last point I will make on this is that one's got to look at a difference in scale. If you are a broadband player, you need about 3 to 4% penetration of the population in order to get to EBITDA breakeven. I'd use Sprint's numbers as a proxy for that. And in our business we need 0.2% to 0.25%, far less than 1% penetration of pops covered.

         So it's a scale difference. And that's why if most people use their phones to send messages, that's fine. We don't need really big penetration to have a very good business for our stockholders and our stakeholders.


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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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     Ajay Kasargod: Okay, John, thank you. I just have a couple more if you can -

     John Beletic: Sure.

     Ajay Kasargod: - One, are 1.5-way devices included in wireless data? And if so, can you give us any kind of breakdown on what makes up your wireless data units in service?

     John Beletic: Yes, 1.5-ways are included in our wireless data totals. And maybe we've sold some in the last six months. The 1.5 way products allowed us to use the network when we completed it in April '99 before two-way devices were available. Motorola did not make their original delivery dates for 2-way devices, so we had a network that obviously had a lot of carrying cost associated with it. But what we did have available were those 1.5 devices. For those on the call that aren't familiar with what we're talking about, a 1.5 device looks very much like a regular pager, and at the end of the day from the user's perspective, is for the most part equivalent. What was different about it is that whenever it received a message, it did send an acknowledgement back saying it received it. So the network could always confirm that a message was delivered. And if it wasn't delivered, it could try again. You could go back and look at the units that we added prior to the arrival of the two-way devices. And that's probably not a bad proxy for the number of 1.5 units that are in our base today.

         But if we're selling any today, it would actually surprise me. The T900 has full two-way capabilities and is priced at about the same cost as a
         1.5 unit and airtime is the same service cost, so I don't know why anybody would buy one, now.

     Ajay Kasargod: Okay. I'm assuming then that you guys really aren't breaking out your units in service by 1.5, 1.75 and two-way at this point?

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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
                                                                        Page 12


     John Beletic: Let me just say that if someone told me that the 1.5-ways were any more than 10% of the business, I'd be surprised and no, we don't breakout 1.5 and 1.75 devices numbers. In fact, it was one year ago that we got the first full two-way devices. And that's our whole orientation. That's the way we think. That's the market, clearly. So if you own a 1.5 device and you're willing to buy a T900, there's no difference in price. And so I wouldn't be surprised that we'd see those people ponying up to buy the more expensive unit.

     Ajay Kasargod: And speaking of which, John, can you give us an update on the pricing of the T900 and P935 units that you have out there?

     John Beletic: Yes, the T900's list price is $179.

     Ajay Kasargod: Right.

     John Beletic: If you buy it at one of our retailers and you send in a coupon, pay with your credit card, commit to a year's worth of service, etc., there's an $80 mail-in rebate available on the T900 and a certain percentage of the customers send it in, which allows us to show at retail a $99 price point, which we think is critical. We look forward to the day when the T900 from Motorola is down to $99. And at that point in time, we in the industry will probably have a $40 rebate instead of an $80 rebate, or a $50 rebate and have a $49.99 price point. And our entire experience has been that every time you have a $10 decrease in retail price points, there is a near geometric increase in the appeal of the product.

     Ajay Kasargod: Okay.

     John Beletic: The P935's list price is $399.

     Ajay Kasargod: Okay. And is that being discounted at all at this point?


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                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
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     John Beletic: I don't believe there are any rebate programs associated with the P935. It is not a retail product. It is not a consumer product. It is hot with the NBA players and the hip-hop community, but it is bigger in the corporate environments. In corporate environments, there is a whole different pricing structure. There are no discounts on the equipment but there are lower airtime prices.

     Ajay Kasargod: Okay, John. I'll ask one more and then I'll get off so other people can ask questions. I think you might have given us the number already, but can you give us a range of the ARPU levels you're seeing? I'm sure there's a lot more on the lower end, but just to understand what potential there is and what type of ARPU might be on the high end?

     John Beletic: We do have a $9.95 price point, but we don't show it much to customers. If we find someone that would be better suited for this price point, we'll present this price point to the customer. But the price points that you would find in our retail packages start at $14.95.

     Ajay Kasargod: Okay.

     John Beletic: The $19.95 price point is clearly the most popular of all the different price points. With the $29.95 mega-package, I really think if anybody actually uses all the usage in a $29.95, my comment to him/her is, get a life.

         But anyway, the appealing thing about the $29.95 package is that it includes roaming throughout Canada and Mexico when Mexico roaming becomes available. Canada is up and running, but Mexico is not up yet. It's the AT&T Digital One Rate plan taken for the first time onto a North American scale. And so we're obviously working hard to identify corporate that would be particularly appealing to them. We think it also will have appeal to the consumer groups that live along the borders.


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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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     Ajay Kasargod: Okay. Thanks, John.

     John Beletic: Thank you, Ajay.

     Operator: Once again, star 1 for questions.

     John Beletic: At this point in time I am indebted to Ajay that you asked a bunch of questions because I'm sure everybody wanted to hear all the answers your questions. As we have no more questions at this point in time, we will conclude the call. I appreciate everybody's interest in the company.

         Wish us luck on raising the money the company needs. We as management have an even higher percentage of our net worth, or had a higher percentage of our net worth, invested in this enterprise. We share the frustration and the disappointment associated with the decline in the stock price. It's all at a time when we feel that we've delivered on the wireless data promises that we've made.

         We couldn't be more excited about the product that we have, the network that we have, the distribution we have. Go all the way back a year or so, to the open letter I sent to all the stakeholders in the company saying that we just didn't think that much of our value was attached to traditional paging and that it was not a market that was going to support big enterprise values. And indeed, that's the way it's playing out.

         But one should separate traditional paging and look at just our wireless data business. Please compare our performance against our comparables - OmniSky, Motient, Metricom, Worldcom, SkyTel, Cingular, the Wireless Data division of Arch and I think you can see why management is so enthused about our business.


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                                                          WEBLINK WIRELESS, INC.
                                                       Moderator: Kelly Prentiss
                                                             02-21-01/9:00 am CT
                                                           Confirmation # 622613
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         So with that, thanks for being part of it all.

     Operator: This does conclude today's conference call. We thank you for your participation. You may disconnect at this time.


                                       END